Exhibit (a)(1)(E)

Form of Confirmation of Receipt of Election Form

Subject: OPTION EXCHANGE PROGRAM — ELECTION CONFIRMATION STATEMENT

Date: [          ]

Dear [          ],

Our records show that you have elected to tender the following stock options pursuant to the Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Option Exchange Program”):

Number of Shares of
		Exercise Price Per	Common Stock
Original Grant Date	Option Number	Share	Underlying Option

If the above is not your intent, we encourage you to log back into the offer website at https://iRobot.equitybenefits.com to change your election before 11:59 p.m., Eastern Time, on May 29, 2009, unless the Option Exchange Program is extended.

If you have technical difficulties with the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you can obtain a paper election form from Donna Rossi by calling (781) 430-3000 or by sending an email to optionexchange@irobot.com. You must complete and sign a paper election form and return it to Donna Rossi via mail, courier or hand delivery at iRobot Corporation, 8 Crosby Drive, M/S 10-2, Bedford, MA 01730, via facsimile at (781) 430-3001 or via email at optionexchange@irobot.com.

This confirmation should not, however, be construed to imply that iRobot has accepted your stock options for exchange. iRobot expects to accept and cancel properly tendered eligible options, subject to the terms and conditions set forth in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options document filed as an exhibit to the Tender Offer Statement on Schedule TO filed on April 30, 2009, as amended on May 11, 2009, with the Securities and Exchange Commission, promptly following the expiration of the Option Exchange Program at 11:59 p.m., Eastern Time, on May 29, 2009, unless the Option Exchange Program is extended.

Please feel free to submit any questions you have to optionexchange@irobot.com. We will attempt to respond to all questions within one business day of submission.

Subject: STOCK OPTION EXCHANGE PROGRAM — ELECTION CONFIRMATION STATEMENT

Date [          ]

Dear [          ],

Our records show that you have elected not to tender the following stock options pursuant to the Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Option Exchange Program”):

Number of Shares of
		Exercise Price Per	Common Stock
Original Grant Date	Option Number	Share	Underlying Option

If the above is not your intent, we encourage you to log back into the offer website at https://iRobot.equitybenefits.com to change your election before 11:59 p.m., Eastern Time, on May 29, 2009, unless the Option Exchange Program is extended.

If you have technical difficulties with the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you can obtain a paper election form from Donna Rossi by calling (781) 430-3000 or by sending an email to optionexchange@irobot.com. You must complete and sign a paper election form and return it to Donna Rossi via mail, courier or hand delivery at iRobot Corporation, 8 Crosby Drive, M/S 10-2, Bedford, MA 01730, via facsimile at (781) 430-3001 or via email at optionexchange@irobot.com.

Unless you change your election, you will retain your stock options listed above with their existing terms, exercise prices, vesting schedules and other terms and conditions and not receive new options with respect thereto.

Please feel free to submit any questions you have to optionexchange@irobot.com. We will attempt to respond to all questions within one business day of submission.